Exhibit 2.1

FIRST AMENDMENT TO THE
AGREEMENT AND PLAN OF MERGER

This First Amendment to the Agreement and Plan of Merger dated as of June 8, 2015 (the “Amendment”) is entered into by and between Atlantic Capital Bancshares, Inc. (“Atlantic Capital”) and First Security Group, Inc. (“FSGI”).

RECITALS

WHEREAS, Atlantic Capital and FSGI have entered into that certain Agreement and Plan of Merger dated as of March 25, 2015 (the “Agreement”) providing for, among other things, the merger of FSGI with and into Atlantic Capital, with Atlantic Capital as the surviving corporation;

WHEREAS, Atlantic Capital and FSGI desire to amend the Agreement to adjust the mix of cash and stock consideration by replacing the Cash Election Threshold with a range of minimum and maximum shares of FSGI stock to be exchanged for cash in the Merger;

WHEREAS, each party to a Support Agreement in favor of the Merger and each other party to the Stone Point Securities Purchase Agreement have consented to this Amendment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Atlantic Capital and FSGI hereto agree as follows:

1.	Amendment of Section 1.4(e)(ii). Parts (A) and (B) of Section 1.4(e)(ii) of the Agreement are deleted in their entirety and replaced with the following:

“(A)         Cash Consideration Undersubscribed. If the number of Cash Election Shares is less than 20,041,578 (the “Cash Election Minimum Threshold”), then, at the Effective Time:

(I)          each Cash Election Share will be converted into the right to receive the Per Share Cash Consideration;

(II)           No-Election Shares shall be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares equal the Cash Election Minimum Threshold. If less than all of the No-Election Shares are so required to be treated as Cash Election Shares, then the Exchange Agent shall convert, on a pro rata basis, a sufficient number of No-Election Shares into Cash Election Shares, with all remaining No-Election Shares treated as Stock Election Shares;

(III)            If all of the No-Election Shares are converted to Cash Election Shares under the preceding subsection and the total number of Cash Election Shares remains below the Cash Election Minimum Threshold, then the Exchange Agent shall convert, on a pro rata basis, a sufficient number of Stock Election Shares into Cash Election Shares (the “Reallocated Cash Election Shares”) such that the sum of the number of Cash Election Shares plus the Reallocated Cash Election Shares equals the Cash Election Minimum Threshold and each Reallocated Cash Election Share shall be converted in to the right to receive the Per Share Cash Consideration; and

(IV)            each Stock Election Share which is not a Reallocated Cash Election Share shall be converted into the right to receive the Per Share Stock Consideration.

(B)        Cash Consideration Oversubscribed. If the number of Cash Election Shares is greater than 23,381,841 (the “Cash Election Maximum Threshold”), then, at the Effective Time:

(I)           each Stock Election Share and No-Election Share shall be converted into the right to receive the Per Share Stock Consideration;

(II)           the Exchange Agent shall convert, on a pro rata basis, a sufficient number of Cash Election Shares into Stock Election Shares (the “Reallocated Stock Election Shares”) such that the number of remaining Cash Election Shares does not exceed the Cash Election Maximum Threshold (provided that the Cash Election Shares not subject to

Exhibit 2.1

a Mixed Election shall be treated as Reallocated Stock Election Shares only if the Cash Election Shares subject to a Mixed Election are insufficient in number to reach the Cash Election Maximum Threshold and, provided further, that holders of one hundred (100) or fewer shares of FSGI Common Stock of record on the date of this Agreement who have elected solely the Cash Election shall not be required to have any of their shares of FSGI Common Stock converted to Reallocated Stock Election Shares) and all Reallocated Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(III)           each Cash Election Share which is not a Reallocated Stock Election Share shall be converted into the right to receive the Per Share Cash Consideration.

(C)    Cash Consideration within Range. If the number of Cash Election Shares is equal to or greater than the Cash Election Minimum Threshold and equal to or lesser than the Cash Election Maximum Threshold, then, at the Effective Time:

(I)    each Cash Election Share will be converted into the right to receive the Per Share Cash Consideration; and

(II)    each Stock Election Share and No-Election Share shall be converted into the right to receive the Per Share Stock Consideration.”

2.	Amendment of Defined Terms. The following changes are made to the Defined Terms section of the Agreement:

(a)    The defined term “Cash Election Threshold” is deleted;

(b)    The defined term “Cash Election Minimum Threshold” is added with a reference to Section 1.4(e)(ii)(A); and

(c)    The defined term “Cash Election Maximum Threshold” is added with a reference to Section 1.4(e)(ii)(B).

3.
References. Upon execution and delivery of this Amendment, all references in the Agreement to the “Agreement,” and the provisions thereof, shall be deemed to refer to the Agreement, as amended by this Amendment.

4.	No other Amendments or Changes. Except as expressly amended or modified by this Agreement, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

5.	Definitions. All capitalized terms used herein and not otherwise defined or amended shall have the meanings given to them in the Agreement.

IN WITNESS WHEREOF, Atlantic Capital and FSGI have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

Exhibit 2.1

ATLANTIC CAPITAL BANCSHARES, INC.

By:	/s/ Douglas L. Williams

Name:	Douglas L. Williams
Title	President and Chief Executive Officer

FIRST SECURITY GROUP, INC.

By:	/s/ D. Michael Kramer

Name:	D. Michael Kramer
Title	President and Chief Executive Officer